Exhibit 99.1

Erie Indemnity Reports First Quarter 2026 Results
Net Income was $150.5 million, Earnings per Diluted Share was $2.88

Erie, Pa., April 23, 2026 - Erie Indemnity Company (NASDAQ: ERIE) today announced financial results for the quarter ending March 31, 2026. Net income was $150.5 million, or $2.88 per diluted share, in the first quarter of 2026, compared to $138.4 million, or $2.65 per diluted share, in the first quarter of 2025.

1Q 2026
(in thousands)	1Q'26	1Q'25
Operating income	$166,787	$151,376
Investment income	22,119	19,536
Other income	1,420	3,834
Income before income taxes	190,326	174,746
Income tax expense	39,852	36,329
Net income	$150,474	$138,417

1Q 2026 Highlights
Operating income before taxes increased $15.4 million, or 10.2 percent, in the first quarter of 2026 compared to the first quarter of 2025.
•Management fee revenue - policy issuance and renewal services increased $31.4 million, or 4.2 percent, in the first quarter of 2026 compared to the first quarter of 2025.
•Management fee revenue - administrative services increased $1.8 million, or 10.4 percent, in the first quarter of 2026 compared to the first quarter of 2025.
•Cost of operations - policy issuance and renewal services
◦Commissions increased $28.0 million in the first quarter of 2026, compared to the same period in 2025, primarily driven by an increase in agent incentive compensation and the growth in direct and affiliated assumed written premium.
◦Non-commission expense decreased $10.7 million in the first quarter of 2026 compared to the first quarter of 2025. Personnel costs increased $2.1 million, primarily driven by higher pension costs and increased compensation. Sales and advertising decreased $2.0 million primarily due to a decrease in advertising costs and community development initiative costs. Acquisition and underwriting support costs decreased $1.9 million primarily due to lower underwriting report costs. Professional fees decreased $7.0 million primarily due to reduced use of third-party services related to technology initiatives. Administrative and other costs decreased $1.6 million primarily due to lower charitable contributions related to the transition of charitable giving through the Erie Insurance Foundation, partially offset by an increase in credit card processing fees.

Income from investments before taxes totaled $22.1 million in the first quarter of 2026 compared to $19.5 million in the first quarter of 2025. Net investment income was $23.6 million in the first quarter of 2026 compared to $19.9 million in the first quarter of 2025. Net realized and unrealized losses were $0.8 million in the first quarter of 2026 compared to gains of $0.5 million in the first quarter of 2025.
Webcast Information
Indemnity has scheduled a pre-recorded audio broadcast on the Web for 10:00 AM ET on April 24, 2026.  Investors may access the pre-recorded audio broadcast by logging on to www.erieinsurance.com.

Erie Insurance Group
Erie Insurance Group, based in Erie, Pennsylvania, is the 11th largest homeowners insurer, 12th largest automobile insurer and 10th largest commercial lines insurer in the United States based on direct premiums written, according to AM Best Company.  Founded in 1925, Erie Insurance is a Fortune 500 company and the 16th largest property/casualty insurer in the United States based on net premiums written. Rated A (Excellent) by AM Best, ERIE has nearly seven million policies in force and operates in 12 states and the District of Columbia.

News releases and more information are available on ERIE's website at www.erieinsurance.com.
***
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Statements contained herein that are not historical fact are forward-looking statements and, as such, are subject to risks and uncertainties that could cause actual events and results to differ, perhaps materially, from those discussed herein.  Forward-looking statements relate to future trends, events or results and include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions, and adequacy of resources.  Examples of forward-looking statements are discussions relating to premium and investment income, expenses, operating results, and compliance with contractual and regulatory requirements.  Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.  Among the risks and uncertainties, in addition to those set forth in our filings with the Securities and Exchange Commission, that could cause actual results and future events to differ from those set forth or contemplated in the forward-looking statements include the following:
•dependence upon our relationship with the Erie Insurance Exchange ("Exchange") and the management fee under the agreement with the subscribers at the Exchange;
•dependence upon our relationship with the Exchange and the growth of the Exchange, including:
◦general business and economic conditions;
◦factors impacting the timing of premium rates charged for policies;
◦factors affecting insurance industry competition, including technological innovations;
◦dependence upon the independent agency system; and
◦ability to maintain our brand, including our reputation for customer service;
•dependence upon our relationship with the Exchange and the financial condition of the Exchange, including:
◦the Exchange's ability to maintain acceptable financial strength ratings;
◦factors affecting the quality and liquidity of the Exchange's investment portfolio;
◦changes in government regulation of the insurance industry;
◦litigation and regulatory actions;
◦emergence of significant unexpected events, including pandemics, economic or social inflation, and changes in tariff policies;
◦emerging claims and coverage issues in the industry; and
◦severe weather conditions or other catastrophic losses, including terrorism;
•costs of providing policy issuance and renewal services to the subscribers at the Exchange under the subscriber's agreement;
•ability to attract, develop, retain, and protect talented management and employees;

•ability to ensure system availability and effectively manage technology initiatives;
•difficulties with technology, data or network security breaches, including cyber attacks;
•ability to maintain uninterrupted business operations;
•compliance with complex and evolving laws and regulations and outcome of pending and potential litigation;
•factors affecting the quality and liquidity of our investment portfolio; and
•ability to meet liquidity needs and access capital.

A forward-looking statement speaks only as of the date on which it is made and reflects our analysis only as of that date.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions or otherwise.
2